Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	Vice President - Treasurer and
Investor Relations
(972) 409-1528

klingerl@michaels.com

Michaels Stores Announces Offering of Senior Notes and Senior
Subordinated Notes to Partially Finance the Previously
Announced Merger Transaction

IRVING, Texas – October 11, 2006 – Michaels Stores, Inc. (NYSE: MIK) announced that it intends to raise approximately $1,075 million in gross proceeds through an offering of Senior Notes due 2014 and Senior Subordinated Notes due 2016.  The net proceeds from these offerings would be used to partially fund the previously announced merger of Michaels with affiliates of Bain Capital Partners, LLC and The Blackstone Group.  The consummation of these note offerings is subject to market and other conditions including, without limitation, the closing of the merger transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the 2014 notes or the 2016 notes.  The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 or any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  These statements involve a number of risks, uncertainties, and other factors including the failure to close the merger transaction and potential changes in market conditions that could cause actual results to differ materially.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300